For Immediate Release
March 23, 2005

Flatbush Federal Bancorp Board Announces Stock Dividend March 23 , 2005

Brooklyn, New York – On March 22, 2005 the Board of Directors of Flatbush Federal Bancorp, Inc. declared a 10% stock dividend payable to stockholders of record as of the close of business on April 11, 2005.

The dividend will be paid on April 25, 2005.

In lieu of fractional shares, cash will be distributed to each stockholder who would have otherwise been entitled to receive a fractional share. Any such cash distributions made will be based upon the per share price at the close of business on April 11 , 2005.

Certificates for the new shares and cash paid for fractional shares will be mailed to stockholders on or about April 25 , 2005.

Anthony J. Monteverdi, President and CEO, said, “We are pleased to announce our first stock dividend. Our decision to declare this dividend was based upon our commitment to increasing stockholder value in our Company and also provides us with an opportunity to increase the liquidity of our stock. This action reflects the confidence of the Board of Directors for the continued growth and success of the Company.”

As a result of the Board’s action today, 2,314,375 outstanding shares of Flatbush Bancorp’s common stock will increase by approximately 231,437 shares, from 2,314,375 shares outstanding to 2,545,812 shares outstanding.

Flatbush Bancorp, Inc., is the holding company for Flatbush Federal Savings and Loan Association. Corporate headquarters are located at 2416 Nostrand Avenue, Brooklyn, NY 11210. The Company’s stock trades on the Nasdaq OTCBB under the symbol FLTB.

For additional information, please contact Anthony J. Monteverdi, President or J. Adia, Executive Vice President at (718) 859-6800.